EXHIBIT 99

April 17, 2008	FOR IMMEDIATE RELEASE
CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242 kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Quarterly Earnings of $.57 Per Share

Financial Results for the Quarter:

  Net loans increased $50 million, or 2.8%, from December 31, 2007.
  Total deposits (excluding brokered and national certificates of deposit) increased $105 million, or 10.1%, from December 31, 2007. Some of this increase is in public funds which are expected to be seasonal.
  Net interest income increased $657,000, or 3.8%, compared to the first quarter 2007. Excluding the amortization of the broker fee recorded as part of the accounting change in 2005, net interest income increased $1.8 million, or 10.2%, compared to the first quarter 2007.
  Non-interest income increased $3.2 million, or 46.1%, compared to first quarter 2007. Of this increase, $2.7 million related to the change in fair value of interest rate swaps and the related hedged deposits.
  Non-interest expense increased $2.2 million, or 18.4%, compared to the first quarter 2007. Growth of the Company, FDIC insurance premiums and higher levels of expenses related to loan collections and foreclosed assets were the primary reasons for the increased expenses. Compared to the fourth quarter 2007, non-interest expense increased $395,000, or 2.9%.
  Non-performing assets increased $3.8 million, or 6.8%, from December 31, 2007.
  (Explanations of above financial results are detailed in body of this release below.)

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended March 31, 2008, were $.57 per diluted share ($7,597,000) compared to the $.53 per diluted share ($7,335,000) the Company earned during the same quarter in the prior year. Excluding the effects of the Company's hedge accounting entries recorded, earnings for the three months ended March 31, 2008 and 2007, were $.49 and $.53 per diluted share, respectively.

For the three months ended March 31, 2008, return on average equity (ROAE) was 15.53%; return on average assets (ROAA) was 1.23%; and net interest margin (NIM) was 3.07%. The non-cash amortization of the prepaid broker fee to originate certificates of deposit (which was originally recorded as part of the accounting change in 2005) reduced net interest margin by .23% (from 3.30%).

"We are pleased with our Company's overall performance in the first quarter, especially in light of the current operating environment," said Great Southern President and CEO Joseph W. Turner. "First quarter 2008 results underscored our focus on basic fundamentals in operating our Company that has made us successful over the past 85 years. Our capital levels remained strong and are defined as 'well capitalized' - the highest rating by regulatory capital measures. Operationally, our net interest margin showed improvement in the first quarter of 2008. Excluding the prepaid broker fee associated with a 2005 accounting change, our net interest margin expanded to 3.30%, up from 3.22% in the three months ended December 31, 2007."

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Turner continued, "Loans increased modestly during the first quarter. We are working diligently with customers with problem credits and actively developing the best course of action to take in resolving these credits. The provision for loan losses increased by $1.4 million from the quarter ended December 31, 2007, and from the quarter ended March 31, 2007, primarily as a result of additional deterioration of certain relationships involving residential real estate development and general market conditions. Although the level of non-performing loans has increased, loan charge-off levels as a percentage of total loans remain comparable to our range of historical losses. Eight relationships make up $28.3 million of the $36.7 million in non-performing loans.

"The Company's core deposit growth continued to be positive. Core deposits increased $105 million from December 31, 2007. Two of the more significant areas of change were in retail CDs and interest bearing transaction accounts, which increased $25 million and $95 million, respectively. Although some of these deposits may prove to be seasonal, this increase is a reflection of deposit acquisition initiatives and the hard work of Great Southern associates in acquiring and strengthening customer relationships."

Selected Financial Data and Non-GAAP Reconciliation
(Dollars in thousands)

	Three Months Ended March 31, 2008
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded

Net interest income	$17,843	$ (1,357)	$19,200
Provision for loan losses	2,750	--	2,750
Non-interest income	10,174	2,974	7,200
Non-interest expense	14,108	--	14,108
Provision for income taxes	3,562	(566)	2,996
Net income	$7,597	$ 1,051	$6,546

	Three Months Ended March 31, 2007
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded

Net interest income	$17,186	$ (229)	$17,415
Provision for loan losses	1,350	--	1,350
Non-interest income	6,965	341	6,624
Non-interest expense	11,918	--	11,918
Provision for income taxes	3,548	(39)	3,509
Net income	$ 7,335	$ 73	$ 7,262

	Three Months Ended March 31,
	2008		2007
	Dollars	Earnings Per Share	Dollars	Earnings Per Share

Reported Earnings	$7,597	$.57	$7,335	$.53
Amortization of deposit broker origination fees (net of taxes)	882.06		149.01
Net change in fair value of interest rate swaps and related deposits (net of taxes)	(1,933)	(.14)	(222)	(.01)
Earnings excluding impact of hedge accounting entries	$6,546	$.49	$7,262	$.53

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NET INTEREST INCOME

Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the first quarter of 2008 was $17.8 million compared to $17.2 million for the first quarter of 2007. Net interest margin was 3.07% in the quarter ended March 31, 2008, compared to 3.27% in the same period in 2007, a decrease of 20 basis points. Excluding the impact of the accounting entries recorded for certain interest rate swaps (amortization of deposit broker origination fees), economically, net interest income for the first quarter of 2008 increased $1.8 million to $19.2 million compared to $17.4 million for the first quarter of 2007. Net interest margin excluding the effects of the accounting change was 3.30% in the quarter ended March 31, 2008, compared to 3.32% in the quarter ended March 31, 2007. Recent Federal Reserve interest rate cuts have impacted net interest income. A rate cut by the Federal Reserve would have an anticipated immediate negative impact on the Company's net interest income due to the large total balance of loans which generally adjust immediately as Fed Funds adjust. This negative impact is expected to be offset over the following 60 to 120-day period, and subsequently is expected to have a positive impact, as the Company's interest rates on deposits, borrowings and interest rate swaps should also go down as a result of a reduction in interest rates by the Federal Reserve, assuming normal credit, liquidity and competitive loan and deposit pricing pressures. During the first quarter of 2008, this scenario did begin to occur as the Company's net interest income and net interest margin both began to improve in March compared to the earlier months in the quarter.

For the three months ended March 31, 2008, and 2007, interest income was reduced $186,000 and $348,000, respectively, due to the reversal of accrued interest on loans that were added to non-performing status during the quarter.

For the three months ended March 31, 2008, compared to the same period in 2007, the average balance of investment securities and other interest-earning assets increased by approximately $49 million due to the purchase of securities in 2007 and 2008 to pledge against increased public fund deposits and customer repurchase agreements. While the Company earned a positive spread on these securities, it was much smaller than the Company's overall net interest spread, having the effect of increasing net interest income but decreasing net interest margin.

	Non-GAAP Reconciliation (Dollars in thousands)
	Three Months Ended March 31,
	2008		2007
	Dollars	%	Dollars	%

Net Interest Income/Margin	$17,843	3.07%	$17,186	3.27%
Amortization of deposit broker origination fees	1,357.23		229.05
Net interest income/margin excluding impact of hedge accounting entries	$19,200	3.30%	$17,415	3.32%

For additional information on net interest income components, refer to "Average Balances, Interest Rates and Yields" table in this release. This table is prepared including the impact of the accounting entries recorded for certain interest rate swaps.

NON-INTEREST INCOME

Non-interest income for the first quarter of 2008 was $10.2 million compared with $7.0 million for the first quarter of 2007. A significant portion of the increase in non-interest income was due to the change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits, which resulted in an increase of $3.0 million in the three months ended March 31, 2008, and an increase of $296,000 in the three months ended March 31, 2007.

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First quarter 2008 commission income from the Company's travel, insurance and investment divisions increased $160,000, or 6.5%, compared to the same period in 2007. This increase was primarily in the travel division as a result of the acquisition of a St. Louis travel agency late in the first quarter of 2007. The net realized gains on loan sales increased $218,000, or 125%, in the first quarter of 2008 compared to the first quarter of 2007. The gain on loan sales was mainly due to a higher volume of fixed-rate residential mortgage loan originations, which the Company typically sells in the secondary market. Income from charges on deposit accounts and fees from ATM and debit card usage increased modestly (1.8%) in the three months ended March 31, 2008 compared to the same period in 2007.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2008 was $14.1 million compared with $11.9 million for the first quarter of 2007. The Company's efficiency ratio for the quarter ended March 31, 2008, was 50.36% compared to 49.35% in the same quarter in 2007. These efficiency ratios include the impact of the hedge accounting entries for certain interest rate swaps. Excluding the effects of these entries, the efficiency ratio for the first quarter of 2008 was 53.44% compared to 49.58% in the same period in 2007. The Company's ratio of non-interest expense to average assets increased from 2.08% for the three months ended March 31, 2007, to 2.22% for the three months ended March 31, 2008. The ratio for the three months ended March 31, 2008 was comparable to recent quarterly levels in 2007; this ratio was 2.18% for the twelve months ended December 31, 2007.

In 2007, the Federal Deposit Insurance Corporation (FDIC) began to once again assess insurance premiums on insured institutions. Under the new pricing system, institutions in all risk categories, even the best rated, are charged an FDIC premium. Great Southern received a deposit insurance credit as a result of premiums previously paid. The Company's credit offset assessed premiums for the first half of 2007, but premiums were owed by the Company in the latter half of 2007. The Company incurred additional insurance expense of $393,000 in the first quarter of 2008 compared to the same period in 2007, and the Company expects a similar expense in subsequent quarters.

Due to the increases in levels of foreclosed assets, foreclosure-related expenses in the first quarter of 2008 were higher than the comparable 2007 period by approximately $239,000. Similarly, legal and professional fees increased $129,000 in the first quarter of 2008 compared to the same period in 2007 primarily due to collection efforts on problem loans.

In addition to the expense increases noted above, the Company's increase in non-interest expense in the first quarter of 2008 compared to the same period in 2007 related to the continued growth of the Company. Late in the first quarter of 2007, Great Southern completed its acquisition of a travel agency in St. Louis. In addition since June 2007, the Company opened banking centers in Springfield, Mo. and Branson, Mo. In the three months ended March 31, 2008, compared to the three months ended March 31, 2007, non-interest expenses increased $375,000 related to the ongoing operations of these entities. Other increases in salaries and payroll taxes were primarily related to additional staff and incentives in the commercial and residential lending areas. The Company's costs related to health insurance and its 401(k) plan also increased.

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	Non-GAAP Reconciliation (Dollars in thousands)

	Three Months Ended March 31,
	2008			2007
	Non-Interest Expense	Revenue Dollars*	%	Non-Interest Expense	Revenue Dollars*	%
Efficiency Ratio	$14,108	$28,017	50.36%	$11,918	$24,151	49.35%
Amortization of deposit broker origination fees	--	1,357	(2.58)	--	229	(.44)
Net change in fair value of interest rate swaps and related deposits	--	(2,974)	5.66	--	(341)	.67
Efficiency ratio excluding impact of hedge accounting entries	$14,108	$26,400	53.44%	$11,918	$24,039	49.58%

* Net interest income plus non-interest income.

INCOME TAXES

For the three months ended March 31, 2008, the Company's effective tax rate was 31.9%, which was consistent with historical levels of approximately 32%.

CAPITAL

As of March 31, 2008, stockholders' equity was $194.3 million (7.7% of total assets), equivalent to a book value of $14.52 per share. Stockholders' equity at December 31, 2007, was $189.9 million (7.8% of total assets), equivalent to a book value of $14.17 per share. As of March 31, 2008, the Bank's risk-based capital levels were categorized as "well capitalized" as defined by the Federal banking agencies' capital-related regulations. On March 31, 2008, and on a preliminary basis, the Bank's Tier 1 leverage ratio was 8.91%, Tier-1 risk-based capital ratio was 10.58%, and total risk-based capital ratio was 11.83%.

ASSET QUALITY

As a result of continued growth in the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate. Non-performing assets at March 31, 2008, were $59.7 million, up $3.8 million from December 31, 2007. Non-performing assets as a percentage of total assets were 2.36% at March 31, 2008. Compared to December 31, 2007, non-performing loans increased $1.3 million to $36.7 million while foreclosed assets increased $2.5 million to $22.9 million. Commercial real estate, construction and business loans comprised $33.7 million, or 92%, of the total $36.7 million of non-performing loans at March 31, 2008. The increase in non-performing loans during the quarter ended March 31, 2008, was primarily due to the addition of two loan relationships to the Non-performing Loans category:

  A $6.4 million loan relationship, which is primarily secured by a stock investment in a bank holding company, interests in various business ventures and other collateral. This relationship was described in the Company's 2007 Annual Report on Form 10-K under "Non-performing Assets - Subsequent Event Regarding Potential Problem Loans."
  A $1.7 million loan relationship, which is primarily secured by a retail/office rehabilitation project in the St. Louis metropolitan area. To date, the renovations are not complete. The Company is in the process of determining what needs to be done to prepare the building for occupancy, and determining the course of action in regard to this relationship.

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Partially offsetting these increases in non-performing loans were the following decreases to non-performing loans:

  A $3.3 million loan relationship, which was secured by a nursing home in the State of Missouri, was paid off in the first quarter of 2008 upon the sale of the facility. The Company had previously recorded a charge to the allowance for loan losses regarding this relationship and recovered approximately $500,000 to the allowance upon receipt of the loan payoff. This relationship was described more fully in the Company's 2007 Annual Report on Form 10-K under "Non-performing Assets."
  A $10.3 million loan relationship, which is secured by a condominium and retail historic rehabilitation development in St. Louis, was reduced to $8.7 million at March 31, 2008, through the receipt of a portion of the Federal and State tax credits expected to be received by the Company in 2008. The Company expects to remove this relationship from loans and hold it as a depreciating asset once the tax credit process is completed later in 2008. This relationship was described more fully in the Company's 2007 Annual Report on Form 10-K under "Non-performing Assets."
  A $5.7 million loan relationship, which is primarily secured by two office and retail historic rehabilitation developments, was reduced to $4.4 million through the transfer of one of the projects (located in southwest Missouri) to foreclosed assets during the quarter ended March 31, 2008. This relationship was described more fully in the Company's 2007 Annual Report on Form 10-K under "Non-performing Assets."
  A $1.0 million loan relationship, which is secured by subdivision lots and houses in central Missouri, was foreclosed upon during the first quarter of 2008. This relationship was described more fully in the Company's 2007 Annual Report on Form 10-K under "Non-performing Assets."

At March 31, 2008, eight significant loan relationships accounted for $28.3 million of the total non-performing loan balance of $36.7 million. In addition to the four relationships noted above, four other significant loan relationships were previously included in Non-performing Loans and remained there at March 31, 2008. These relationships are described more fully in the Company's 2007 Annual Report on Form 10-K.

Potential problem loans increased $32.7 million during the three months ended March 31, 2008, from $30.3 million at December 31, 2007, to $63.0 million at March 31, 2008. Potential problem loans are loans which management has identified as having possible credit problems that may cause the borrowers difficulty in complying with current repayment terms. These loans are not reflected in the non-performing assets. During the three months ended March 31, 2008, Potential Problem Loans increased primarily due to the addition of four unrelated relationships totaling $36.5 million to the Potential Problem Loans category. The majority of the increase relates to the $30 million relationship discussed below and described previously in the Company's 2007 Annual Report on Form 10-K. One other addition to this category is a $3.0 million relationship which is primarily secured by a stock investment in this bank holding company, interests in various business ventures and other collateral. These increases in Potential Problem Loans were partially offset by the transfer of one relationship totaling $4.3 million from Potential Problem Loans to Foreclosed Assets in the first quarter of 2008.

Since the filing of our Annual Report Form on 10-K on March 17, 2008, which included "Subsequent Event Regarding Potential Problem Loan" information, Great Southern has become aware of the following additional information regarding the Arkansas-based bank holding company (ABHC) with an outstanding $30.0 million loan and other related under-collateralized loans from Great Southern. ABHC and its subsidiary bank (ABank) have continued to explore alternatives to increase capital and strengthen their balance sheet. However, any alternative would be subject to regulatory approval.

Based on written agreements between ABHC, ABank and their federal banking regulators, ABHC and ABank have been given a limited amount of time to provide such regulators with a plan to increase capital. As we stated in the 2007 Annual Report on Form 10-K, if no acceptable plan is provided, enforcement and various other actions may be taken by the federal banking

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regulators that vary in severity. In the event of the most severe action, the Great Southern $30 million loan as well as the other related loans without separate additional collateral will be charged off. If less severe regulatory actions are taken, the impact of the actions will be considered in determining the subsequent collectability of the loans, which may result in a partial or complete charge-off of these loans.

Based on our analysis of the information currently available, no provision has been taken for the ABHC loan during the first quarter of 2008. If this loan as well as a portion of the related loans had been charged off as of March 31, 2008, the charge would have been approximately $35 million, or approximately $1.70 per share (after tax). Even under such circumstances, the Company would have remained "well capitalized" as defined by the Federal banking agencies' capital-related regulations. The Company's regulatory capital ratios would have been 7.99% (Tier 1 leverage ratio), 9.59% (Tier-1 risk-based capital ratio), and 10.84% (total risk-based capital ratio).

While the Company has some multi-loan lending relationships with outstanding balances equal to or greater than the ABHC loan, the loan to ABHC is the largest single loan in the Company's loan portfolio. The next largest single loan in the Company's portfolio is approximately half the size of the loan to ABHC.

Foreclosed assets increased $2.5 million during the three months ended March 31, 2008, from $20.4 million at December 31, 2007, to $22.9 million at March 31, 2008. During the three months ended March 31, 2008, foreclosed assets increased primarily due to the addition of two significant relationships to the foreclosed assets category and the addition of several smaller relationships that involve houses which are completed and for sale or under construction, as well as developed subdivision lots, partially offset by the sale of similar houses and subdivision lots. The first large relationship noted here ($1.1 million) involves the office and retail historic rehabilitation development in southwest Missouri described previously. The second large relationship added to foreclosed assets ($3.3 million) involves a residential development in the St. Louis, Mo., metropolitan area. This relationship was described more fully in the Company's 2007 Annual Report on Form 10-K under "Potential Problem Loans." Partially offsetting these additions to foreclosed assets, the Company sold a motel located in the State of Illinois. This relationship totaled $2.6 million.

At March 31, 2008, six separate relationships total $14.8 million, or 65%, of the total foreclosed assets balance. In addition to the two relationships discussed above, one relationship involves residential and commercial developments in the Branson, Mo., area; one relationship involves residential developments in Northwest Arkansas; one relationship involves a residence and commercial building in the Lake of the Ozarks, Mo., area; and one relationship involves residential developments in the Kansas City metropolitan area. These relationships were described more fully in the Company's 2007 Annual Report on Form 10-K under "Foreclosed Assets."

Based upon this foregoing discussion, the provision for loan losses was $2.8 million and $1.4 million during the three months ended March 31, 2008 and 2007, respectively. Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management has established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

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Net charge-offs for the three months ended March 31, 2008, were $1.7 million, as compared to $775,000 for the three months ended March 31, 2007. The increases in charge-offs and foreclosed assets were due to general market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects. As properties were transferred into foreclosed assets, evaluations were made of the value of these assets and corresponding charge-offs were taken as appropriate. The Company's allowance for loan losses was $26.5 million and $25.5 million at March 31, 2008 and December 31, 2007, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at this time, based on recent internal and external reviews of the Company's loan portfolio and current economic conditions. Potential problem loans are included in management's consideration when determining the adequacy of the provision and allowance for loan losses.

BUSINESS INITIATIVES

In the first quarter of 2008, the Company opened its 39th retail banking center. Located in Branson, Mo., the new banking center, which includes a Great Southern Travel office, is the third retail center in this growing southwest Missouri market. In addition, the Company received regulatory approval in the first quarter 2008 to open and operate a retail banking center in the St. Louis metropolitan market. Specifically, construction will begin soon on a full-service banking center in Creve Couer, Mo., and is expected to open in late 2008 or early 2009. The new retail banking center will complement a loan production office and a Great Southern Travel office, which are both located in Creve Couer. The Company also continues to actively look for potential retail sites in the Kansas City metropolitan area.

Effective April 9, 2008, Great Southern Financial Services, a division of Great Southern Bank, formed a new alliance with Springfield, Mo.-based Penney, Murray and Associates - a private wealth advisory practice of Ameriprise Financial Services. In addition, Great Southern transferred its broker dealer relationship from Raymond James Financial Services to Ameriprise Financial Services. This new alliance brings a more comprehensive range of investment products and a higher level of service to Great Southern Financial Services clients. Penney, Murray and Associates has served client investment needs through Ameriprise for more than 25 years. Ameriprise, a Fortune 500 company, has more than 110 years of history providing financial solutions and helping clients plan for and achieve their financial objectives.

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol "GSBC". The last reported sale of GSBC stock in the quarter ended March 31, 2008, was $15.61.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 39 banking centers and 180 ATMs in Missouri. The Company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., Columbia, Mo., and St. Louis.

www.greatsouthernbank.com

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Forward-Looking Statements

             When used in future filings by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

             The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three months ended March 31, 2008 and 2007 are not necessarily indicative of the results of operations, which may be expected for any future period.

Selected Financial Condition Data:	March 31,	December 31,
	2008	2007
	(Dollars in thousands)
Total assets	$2,528,339	$2,431,732
Loans receivable, gross	1,890,384	1,838,853
Allowance for loan losses	26,492	25,459
Foreclosed assets, net	22,935	20,399
Available-for-sale securities, at fair value	464,600	425,028
Deposits	1,929,814	1,763,146
Total borrowings	376,605	461,517
Stockholders' equity	194,326	189,871
Non-performing assets	59,665	55,874

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2008	2007	2007
Selected Operating Data:	(Dollars in thousands)
Interest income	$38,340	$39,458	$40,733
Interest expense	20,497	22,272	22,934
Net interest income	17,843	17,186	17,799
Provision for loan losses	2,750	1,350	1,350
Non-interest income	10,174	6,965	6,902
Non-interest expense	14,108	11,918	13,713
Provision for income taxes	3,562	3,548	3,199
Net income	$ 7,597	$ 7,335	$ 6,439

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2008	2007	2007
Per Common Share:
Net income (fully diluted)	$ .57	$ .53	$ .48
Period end book value	$14.52	$13.25	$14.17

Earnings Performance Ratios:
Annualized return on average assets	1.23%	1.29%	1.08%
Annualized return on average stockholders' equity	15.53%	16.24%	13.47%
Net interest margin	3.07%	3.27%	3.13%
Net interest margin excluding hedge acctg. entries	3.30%	3.32%	3.22%
Average interest rate spread	2.68%	2.73%	2.62%
Efficiency ratio	50.36%	49.35%	55.52%
Non-interest expense to average total assets	2.22%	2.08%	2.24%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.40%	1.54%	1.38%
Non-performing assets to period-end assets	2.36%	1.30%	2.30%
Non-performing loans to period-end loans	1.94%	1.59%	1.92%
Annualized net charge-offs to average loans	.37%	.18%	.44%
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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Cash	$ 76,560	$ 79,552
Interest-bearing deposits in other financial institutions	3,410	973
Cash and cash equivalents	79,970	80,525
Available-for-sale securities	464,600	425,028
Held-to-maturity securities (fair value $1,551 - March 2008;
$1,508 - December 2007)	1,420	1,420
Mortgage loans held for sale	3,983	6,717
Loans receivable, net of allowance for loan losses of
$26,492 - March 2008; $25,459 - December 2007	1,863,892	1,813,394
Interest receivable	14,195	15,441
Prepaid expenses and other assets	25,188	14,904
Foreclosed assets held for sale, net	22,935	20,399
Premises and equipment, net	29,800	28,033
Goodwill and other intangible assets	1,851	1,909
Investment in Federal Home Loan Bank stock	10,151	13,557
Refundable income taxes	--	1,701
Deferred income taxes	10,354	8,704
Total Assets	$ 2,528,339	$ 2,431,732
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 1,929,814	$ 1,763,146
Federal Home Loan Bank advances	123,213	213,867
Short-term borrowings	222,463	216,721
Subordinated debentures issued to capital trust	30,929	30,929
Accrued interest payable	4,498	6,149
Advances from borrowers for taxes and insurance	694	378
Accounts payable and accrued expenses	19,044	10,671
Income taxes payable	3,358	--
Total Liabilities	2,334,013	2,241,861
Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value;
authorized 1,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2008 - 13,380,303 shares; December 2007 -
13,400,197 shares	134	134
Additional paid-in capital	19,460	19,342
Retained earnings	175,731	170,933
Accumulated other comprehensive income (loss)	(999)	(538)
Total Stockholders' Equity	194,326	189,871
Total Liabilities and Stockholders' Equity	$ 2,528,339	$ 2,431,732
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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	THREE MONTHS ENDED		THREE MONTHS ENDED
	March 31,		December 31,
	2008	2007	2007
	(Unaudited)		(Unaudited)
INTEREST INCOME
Loans	$ 32,739	$ 34,677	$ 35,242
Investment securities and other	5,601	4,781	5,491
TOTAL INTEREST INCOME	38,340	39,458	40,733
INTEREST EXPENSE
Deposits	16,900	18,226	18,744
Federal Home Loan Bank advances	1,582	1,863	1,899
Short-term borrowings	1,597	1,743	1,780
Subordinated debentures issued to capital trust	418	440	511
TOTAL INTEREST EXPENSE	20,497	22,272	22,934
NET INTEREST INCOME	17,843	17,186	17,799
PROVISION FOR LOAN LOSSES	2,750	1,350	1,350
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,093	15,836	16,449
NON-INTEREST INCOME
Commissions	2,640	2,480	2,268
Service charges and ATM fees	3,566	3,503	3,883
Net realized gains on sales of loans	393	175	354
Net realized gains on sales of
available-for-sale securities	6	--	9
Realized impairment of available-for-sale securities	--	--	(1,140)
Late charges and fees on loans	219	163	210
Change in interest rate swap fair value net of change
in hedged deposit fair value	2,977	296	789
Other income	373	348	529
TOTAL NON-INTEREST INCOME	10,174	6,965	6,902
NON-INTEREST EXPENSE
Salaries and employee benefits	8,276	7,136	7,788
Net occupancy and equipment expense	2,048	1,942	2,083
Postage	564	532	561
Insurance	614	221	488
Advertising	278	247	382
Office supplies and printing	219	232	220
Telephone	372	335	356
Legal, audit and other professional fees	378	249	380
Expense on foreclosed assets	353	114	333
Other operating expenses	1,006	910	1,122
TOTAL NON-INTEREST EXPENSE	14,108	11,918	13,713
INCOME BEFORE INCOME TAXES	11,159	10,883	9,638
PROVISION FOR INCOME TAXES	3,562	3,548	3,199
NET INCOME	$ 7,597	$ 7,335	$ 6,439
BASIC EARNINGS PER COMMON SHARE	$.57	$.54	$.48
DILUTED EARNINGS PER COMMON SHARE	$.57	$.53	$.48
DIVIDENDS DECLARED PER COMMON SHARE	$.18	$.16	$.18
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Average Balances, Interest Rates and Yields

             The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $756,000 and $694,000 for the periods ended March 31, 2008 and 2007, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	March 31, 2008	Three Months Ended March 31, 2008			Three Months Ended March 31, 2007

	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family
residential	6.72%	$ 193,807	$ 3,263	6.77%	$ 174,648	$ 3,013	7.00%
Other residential	6.73	92,910	1,769	7.66	74,542	1,556	8.47
Commercial real estate	6.76	468,702	8,436	7.24	463,151	9,672	8.47
Construction	6.30	703,250	12,203	6.98	653,974	13,648	8.46
Commercial business	5.96	201,917	3,266	6.50	155,574	3,209	8.36
Other loans	7.79	164,545	2,866	7.01	144,812	2,704	7.57
Industrial revenue bonds	6.70	55,011	936	6.85	52,636	875	6.74
Total loans receivable	6.58	1,880,142	32,739	7.00	1,719,337	34,677	8.18
Investment securities and other
interest-earning assets	5.35	458,141	5,601	4.92	409,272	4,781	4.74

Total interest-earning assets	6.30	2,338,283	38,340	6.59	2,128,609	39,458	7.52
Non-interest-earning assets:
Cash and cash equivalents		67,432			94,293
Other non-earning assets		68,565			45,445
Total assets		$2,474,280			$2,268,347
Interest-bearing liabilities:
Interest-bearing demand and
savings	1.78	$ 540,016	3,017	2.25	$ 433,173	3,502	3.28
Time deposits	3.79	1,146,664	13,883	4.87	1,122,878	14,724	5.32
Total deposits	3.12	1,686,680	16,900	4.03	1,556,051	18,226	4.75
Short-term borrowings	2.09	224,908	1,597	2.86	156,817	1,743	4.51
Subordinated debentures issued
to capital trust	5.05	30,929	418	5.44	25,774	440	6.93
FHLB advances	3.73	165,774	1,582	3.84	147,277	1,863	5.13
Total interest-bearing
liabilities	3.08	2,108,291	20,497	3.91	1,885,919	22,272	4.79
Non-interest-bearing liabilities:
Demand deposits		151,813			174,594
Other liabilities		18,476			27,214
Total liabilities		2,278,580			2,087,727
Stockholders' equity		195,700			180,620
Total liabilities and
stockholders' equity		$2,474,280			$2,268,347
Net interest income:
Interest rate spread	3.22%		$17,843	2.68%		$17,186	2.73%
Net interest margin*				3.07%			3.27%
Average interest-earning assets
to average interest-bearing
liabilities		110.9%			112.9%

_______________
*Defined as the Company's net interest income divided by total interest-earning assets.

End